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                     April 29, 2020

       Wayne Wetherell
       Chief Financial Officer
       ImageWare Systems, Inc.
       13500 Evening Creek Drive N., Suite 500
       San Diego, CA 92128

                                                        Re: ImageWare Systems,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 17,
2020
                                                            File No. 001-15757

       Dear Mr. Wetherell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Daniel Rumsey